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                                                                   EXHIBIT 23.3


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants to BayCorp Holdings, Ltd. (the "Company"), we hereby consent to the inclusion of our report dated February 10, 2003 (except for the matters discussed in Note 8 to the Company's financial statements as to which the date is March 24, 2003) in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and to the incorporation by reference of our report in the company's previously filed (i) Registration Statement on Form S-3 (File No. 333-24281), (ii) Registration Statement on Form S-8 (File No. 333-24269), (iii) Registration Statement on Form S-8 (File No. 333-42016), and (iv) Registration Statement on Form S-8 (File No. 333-71976).



/s/ VITALE, CATURANO & COMPANY P.C.



Boston, Massachusetts
June 6, 2003